Adicet Bio Announces Reverse Stock Split

REDWOOD CITY, Calif., December 26, 2025 – Adicet Bio, Inc. (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer, today announced that its board of directors has determined to effect a one-for-16 reverse stock split of Adicet’s common stock, par value $0.0001 per share.

The reverse stock split ratio approved by the board of directors is within the previously disclosed range of ratios for a reverse stock split authorized by the stockholders of the company at the 2025 Special Meeting of Stockholders of Adicet held on December 19, 2025. The reverse stock split will take effect at 12:01 a.m. Eastern Time on December 30, 2025, and Adicet’s common stock will begin trading on a split-adjusted basis on The Nasdaq Capital Market as of the opening of trading on December 30, 2025. The CUSIP number of 007002207 will be assigned to Adicet’s common stock when the reverse stock split becomes effective.

When the reverse stock split becomes effective, every sixteen (16) of Adicet’s issued shares of common stock will be combined into one issued share of common stock, without any change to the par value per share. This will reduce the number of outstanding shares of common stock from approximately 153.3 million shares to approximately 9.6 million shares. The reverse stock split will not affect the absolute number of Adicet’s authorized shares of common stock, which will remain at 300,000,000, but the total number of shares of Adicet’s common stock available for future issuance will increase.

Proportional adjustments will also be made to the number of shares of common stock awarded and available for issuance under Adicet’s equity incentive plans, as well as the exercise price and the number of shares issuable upon the exercise or conversion of Adicet’s outstanding stock options and other equity securities under Adicet’s equity incentive plans. All outstanding pre-funded warrants will also be adjusted in accordance with their terms, which will result in proportionate adjustments being made to the number of shares issuable upon exercise of such warrants and to the exercise prices of such warrants, as applicable.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares will automatically be entitled to receive cash in lieu of such fractional share.

Stockholders with shares held in book-entry form or through a bank, broker, or other nominee are not required to take any action and will see the consequence of the reverse stock split reflected in their accounts on or after December 30, 2025. Such beneficial holders may contact their bank, broker, or nominee for more information.

The reverse stock split is intended to enable Adicet to regain compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market.

About Adicet Bio, Inc.

Adicet Bio, Inc. is a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors (CARs), to facilitate durable activity in patients. For more information, please visit our website at https://www.adicetbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the business and operations of Adicet. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, express or implied statements regarding: the timing and completion of the reverse stock split, the intended effects of the reverse stock split and trading of Adicet’s common stock on a split-adjusted basis, and the effect the reverse stock split will have on Adicet’s ability to regain compliance with the Nasdaq listing standards.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of global economic conditions and public health emergencies on Adicet’s business and financial results, including with respect to disruptions to our preclinical and clinical studies, business operations, employee hiring and retention, and ability to raise additional capital; Adicet’s ability to execute on its strategy including obtaining the requisite regulatory approvals on the expected timeline, if at all; that positive results, including interim results, from a preclinical or clinical study may not necessarily be predictive of the results of future or ongoing studies; clinical studies may fail to demonstrate adequate safety and efficacy of Adicet’s product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; and regulatory approval processes of the U.S. Food and Drug Administration and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; and Adicet’s ability to meet production and product release expectations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Adicet’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (SEC), as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com

Penelope Belnap
Precision AQ
212-362-1200
Penelope.belnap@precisionaq.com